EXHIBIT 99.1
                                  NEWS RELEASE

                    Investor Relations Contact: Susan Spratlen   (972) 444-9001

                      Pioneer Reports First Quarter Results

Dallas, Texas, April 26, 2001 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) (TSE:PXD) today announced financial and operating results for the quarter ended March 31, 2001.

First Quarter 2001 Results

Pioneer reported net income of $67.9 million or $0.68 per share, on a diluted basis, for the first quarter of 2001. First quarter net income included a $7.3 million or $0.07 per share gain on the disposition of assets and an $8.8 million or $0.09 per share mark-to-market charge related to derivatives not treated as hedges. For the same period last year, Pioneer reported net income of $14.8 million or $0.15 per share, which included a gain on sale of assets of $8.4 million or $0.08 per share and a $13.5 million or $0.13 per share mark-to-market charge related to derivatives not treated as hedges. Cash flow from operations for the 2001 first quarter was $131.7 million compared to $47.2 million for the first quarter of 2000.

During the quarter Pioneer reduced long-term debt by $28.5 million and repurchased 0.4 million common shares at an average price of $16.75 per share. On March 31, 2001, the Company had 98.2 million common shares outstanding.

First quarter oil sales averaged 35,140 barrels per day (BPD), natural gas liquid sales averaged 20,426 BPD and natural gas sales averaged 333 million cubic feet per day (MMcfpd). As expected, first quarter natural gas liquids and natural gas sales were down as compared to the fourth quarter of 2000 due to several factors. Pioneer elected not to recover ethane from United States Mid-continent gas during January to raise the MMBtu content and price realization per thousand cubic feet (Mcf) of natural gas. As a consequence, U.S. liquids production was reduced by approximately 1,200 BPD for the days during which ethane was not recovered. Severe weather negatively impacted United States Mid-continent production during January. Natural gas production from the Tierra del Fuego area in Argentina continued to be lower than normal as a result of increased availability of hydroelectric power and unscheduled plant downtime at a large gas purchaser. In the Neuquen Basin in Argentina, unanticipated compressor maintenance negatively impacted first quarter gas production. On an oil equivalent basis, sales averaged 111,014 BPD. Realized prices (including the effects of commodity price hedges) for oil and natural gas liquids for the first quarter were $25.03 and $22.71 per barrel, respectively. The realized price for natural gas was $4.58 per Mcf.

First quarter production costs averaged $5.59 per barrel oil equivalent (BOE), increasing 11% over the prior quarter, primarily due to higher production and ad valorem taxes and field fuel costs resulting from higher gas prices. Exploration and abandonment costs of $23 million for the quarter included $9 million of geologic and geophysical costs including seismic costs, $8 million of noncash leasehold abandonments including expired leases and $6 million of exploration costs.

For the same quarter last year, Pioneer reported oil sales of 34,759 BPD, natural gas liquid sales of 22,667 BPD and natural gas sales of 359 MMcfpd. Realized prices for the 2000 first quarter were $22.44 per barrel for oil, $19.00 per barrel for natural gas liquids and $1.97 per Mcf for natural gas.

Operations Update

The first quarter of 2001 was especially active for Pioneer. A series of new discoveries in the deepwater Gulf of Mexico, Gabon and South Africa was announced earlier this week and in February, the Company announced a discovery in South Africa on its Boomslang prospect. Development activities have commenced on two prior discoveries in the deepwater Gulf of Mexico, and three Gulf Coast shelf exploration wells are currently drilling. Pioneer's development program was active in each of its core areas in the United States, Canada and Argentina.

Development of the Canyon Express natural gas project in the deepwater Gulf of Mexico is moving forward as planned with first production anticipated in mid-2002. The first development well at Aconcagua, one of three fields being jointly developed in the Canyon Express project, was successful and exceeded expectations. Two development wells are under way in the Devils Tower field in the deepwater Gulf of Mexico.

Pioneer is currently utilizing 16 rigs in its active drilling program in the United States, with eight rigs running in the Permian Basin, one rig running in the Mid-continent area and seven rigs running in the Gulf Coast area, including the East Texas Bossier area.

In South Texas, Pioneer continues to aggressively develop the Edwards Reef in its Pawnee field (100% working interest) and has initiated drilling on the first of five new vertical wells and two horizontal reentries. In the East Texas Bossier play, four rigs are drilling, seven wells are producing and four are waiting on completion or facilities. In the Permian Basin, Pioneer's two oil discoveries in the Myway Clearfork field are flowing at a combined rate of 390 BPD. These discoveries have set up 20 to 30 potential locations. In the Ozona field in Crockett County, Texas, Pioneer has drilled 6 wells of its 25 well program in the Canyon and Strawn formations with the average well producing 600 Mcfpd. By year end, net gas production from the field is expected to increase approximately 40% to 21 MMcfpd. On the Gulf of Mexico shelf at High Island Block A-582 (Cyrus prospect-5.5% working interest), the first appraisal well has been drilled and confirmed over 230 feet of pay found in a discovery well drilled late last year which encountered two new sands.

In Canada, Pioneer has completed its winter access program in the Chinchaga and Martin Creek areas in northeast British Columbia. Pioneer drilled 32 wells in the Chinchaga area and connected 26 wells to the pipeline. In the North Chinchaga area, eight wells were drilled and eight were connected to the pipeline. In the Martin Creek and Conroy Black areas, four wells were drilled and 12 wells were connected including 11 wells that were drilled in last year's program. Production from Canada is up 34% to 65 MMcfpd on a gas equivalent basis from December 2000.

In Argentina, the Company's drilling is focused on oil development with four rigs running. Pioneer has had significant success in the Bajo Barda Gonzalez drilling program in Argentina's Neuquen Basin. Seven wells have been drilled in 2001, and five additional locations will be drilled in the second quarter. In the Loma Negra Norte field, Pioneer has drilled five successful wells in the field and has identified ten to twenty additional drilling locations.

Chairman's Comment

Scott D. Sheffield, Chairman and CEO stated, "We continue to execute our plan to add value. With strong cash flow in the first quarter, we funded drillbit success, reduced debt and repurchased shares. Our 2001 exploration program is delivering exciting results, and we look forward to the results from our remaining high-impact wells."

Financial Outlook

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties which may cause the Company's actual results to differ materially from the following statements. The last paragraph of this release addresses certain of the risks and uncertainties to which the Company is subject.

Second quarter production is expected to average 116 to 118 MBPD on an oil equivalent basis. Gas production is expected to rise as a result of the successful winter drilling program in Canada and as Argentina enters its winter season with higher demand for natural gas. In Argentina, repairs on a major pipeline originally scheduled for the first quarter have been postponed and are anticipated in the second quarter. Oil production is also expected to increase in Argentina as a result of an active development drilling program.

During the second quarter, lease operating expenses (including production and ad valorem taxes) are expected to average $4.75 to $5.00 per BOE, based on today's NYMEX strip prices for oil and natural gas. Depreciation, depletion and amortization is expected to average $5.10 to $5.30 per BOE. Total exploration and abandonment expense is expected to be $20 million to $35 million. General and administrative expense is expected to be approximately $9 million. Interest expense is expected to be $34 million to $35 million, including approximately $3 million of non-cash interest. The effective tax rate is expected to be approximately 2% of pre-tax income as the Company benefits from the carryforward of prior years' net operating losses in the U.S. and Canada. For the second quarter of 2001, cost incurred is expected to range from $140 to $150 million.

Earnings Conference Call

On Thursday, April 26, 2001, at 9:00 a.m. Central, investors will have the opportunity to listen to the first quarter earnings call and view a presentation over the Internet via Pioneer's website located at http://www.pioneernrc.com. At the website, select the "Investors" button at the top of the page; then select "Earnings Calls" from the list across the bottom of the page. To listen to the live call, please go to the website approximately ten minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available on the website shortly after the call. Alternately, you may dial (888) 850-2545 (confirmation code: 575261) to listen to the conference call and view the accompanying visual presentation at the Internet address above. A telephone replay will be available by dialing
(888) 203-1112-- confirmation code: 770881.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa and Gabon. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Financial statements attached.

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Pioneer Natural Resources Company, are subject to a number of risks and uncertainties which may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, litigation, the costs and results of drilling and operations, the Company's ability to replace reserves or implement its business plans, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in the Company's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

                        PIONEER NATURAL RESOURCES COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)
                                   (Unaudited)

                                                      March 31,    December 31,
                                                        2001          2000
                                                     ----------    -----------

ASSETS
Current assets:
   Cash and cash equivalents                         $   18,305    $   26,159
   Accounts receivable                                  103,916       125,654
   Inventories                                           12,965        14,842
   Deferred income taxes                                  4,800         4,800
   Other current assets                                  18,242        19,936
                                                      ---------     ---------
        Total current assets                            158,228       191,391
                                                      ---------     ---------
Property, plant and equipment, at cost:
   Oil and gas properties, using the successful
     efforts method of accounting                     3,504,678     3,417,094
   Accumulated depletion, depreciation and
     amortization                                      (947,580)     (902,139)
                                                      ---------     ---------
                                                      2,557,098     2,514,955
                                                      ---------     ---------
Deferred income taxes                                    85,200        84,400
Other assets, net                                       121,682       163,689
                                                      ---------     ---------
                                                     $2,922,208    $2,954,435
                                                      =========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                  $  112,597    $  102,275
   Interest payable                                      38,863        38,142
   Other current liabilities                            159,831        76,097
                                                      ---------     ---------
        Total current liabilities                       311,291       216,514
                                                      ---------     ---------
Long-term debt, less current maturities               1,550,230     1,578,776
Other noncurrent liabilities                            194,615       225,740
Deferred income taxes                                    25,100        28,500
Stockholders' equity                                    840,972       904,905
                                                      ---------     ---------
                                                     $2,922,208    $2,954,435
                                                      =========     =========


                        PIONEER NATURAL RESOURCES COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except for per share data)
                                   (Unaudited)

                                                         Three months ended
                                                              March 31,
                                                       ----------------------
                                                          2001        2000
                                                       ---------    ---------
Revenues:
   Oil and gas                                         $ 257,986    $ 174,375
   Interest and other                                      5,167        3,755
   Gain on disposition of assets, net                      7,293        8,372
                                                        --------     --------
                                                         270,446      186,502
                                                        --------     --------
Costs and expenses:
   Oil and gas production                                 55,802       43,122
   Depletion, depreciation and amortization  - oil
     and gas                                              48,045       47,898
   Depletion, depreciation and amortization - other        4,116        4,010
   Exploration and abandonments                           22,883       13,075
   General and administrative                             10,448        9,759
   Interest                                               35,616       39,755
   Other                                                  25,217       14,413
                                                        --------     --------
                                                         202,127      172,032
                                                        --------     --------
Income before income taxes                                68,319       14,470
Income tax (provision) benefit                              (400)         300
                                                        --------     --------
Net income                                             $  67,919    $  14,770
                                                        ========     ========
Net income per share:
   Basic                                               $     .69    $     .15
                                                        ========     ========
   Diluted                                             $     .68    $     .15
                                                        ========     ========
Weighted average basic shares outstanding                 98,379      100,163
                                                        ========     ========


                        PIONEER NATURAL RESOURCES COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (Unaudited)

                                                        Three months ended
                                                             March 31,
                                                      -----------------------
                                                         2001         2000
                                                      ---------     ---------
Cash flows from operations:
  Net income                                          $  67,919     $  14,770
  Depletion, depreciation and amortization               52,161        51,908
  Exploration expenses, including dry holes              21,847         9,732
  Deferred income taxes                                  (4,800)       (1,500)
  Gain on disposition of assets, net                     (7,293)       (8,372)
  Interest related amortization                           2,998         3,149
  Derivative mark-to-market                               8,753        13,487
  Other noncash items                                     1,806         1,028
  Changes in operating assets and liabilities:
     Accounts receivable                                 26,449       (18,950)
     Inventories                                          1,124          (190)
     Other current assets                                (5,954)         (649)
     Accounts payable                                   (25,607)      (13,763)
     Interest payable                                       720        (8,512)
     Other current liabilities                           (8,389)        5,063
                                                       --------      --------
Net cash provided by operating activities               131,734        47,201
Net cash used in investing activities                   (88,801)      (39,934)
Net cash used in financing activities                   (50,548)       (8,912)
                                                       --------      --------
Net decrease in cash and cash equivalents                (7,615)       (1,645)
Effect of exchange rate changes on cash
  and cash equivalents                                     (239)           (7)
Cash and cash equivalents, beginning
  of period                                              26,159        34,788
                                                       --------      --------
Cash and cash equivalents, end of period              $  18,305     $  33,136
                                                       ========      ========


                        PIONEER NATURAL RESOURCES COMPANY
                        SUMMARY PRODUCTION AND PRICE DATA

                                                       Three months ended
                                                           March 31,
                                                    -----------------------
                                                       2001          2000
                                                    ---------     ---------
Average Daily Production:
  Oil (Bbls) -                       U.S.              24,651        25,802
                                     Argentina          9,646         8,124
                                     Canada               843           833
                                                     --------      --------
                                     Total             35,140        34,759

  Natural gas liquids (Bbls) -       U.S.              18,922        21,438
                                     Argentina            516           447
                                     Canada               988           782
                                                     --------      --------
                                     Total             20,426        22,667

  Gas (Mcf) -                        U.S.             208,678       234,078
                                     Argentina         80,035        84,962
                                     Canada            43,973        40,168
                                                     --------      --------
                                     Total            332,686       359,208

Total Production:
  Oil (MBbls)                                           3,163         3,163
  Natural gas liquids (MBbls)                           1,838         2,063
  Gas (MMcf)                                           29,942        32,688
  Equivalent barrels (MBOE)                             9,991        10,674

Average Price*:
  Oil  (per Bbl) -                   U.S.           $   25.25     $   20.02
                                     Argentina      $   24.59     $   29.44
                                     Canada         $   23.83     $   29.12
                                     Average        $   25.03     $   22.44

  Natural gas liquids (per Bbl)  -   U.S.           $   22.51     $   18.86
                                     Argentina      $   27.04     $   19.41
                                     Canada         $   24.33     $   22.52
                                     Average        $   22.71     $   19.00

  Gas (per Mcf) -                    U.S.           $    5.61     $    2.29
                                     Argentina      $    1.25     $    1.11
                                     Canada         $    5.81     $    1.92
                                     Average        $    4.58     $    1.97
---------------

* Average prices include the effects of commodity hedges.


                        PIONEER NATURAL RESOURCES COMPANY
                            SUPPLEMENTAL INFORMATION
                                 (in thousands)
                                   (Unaudited)

      Discretionary cash flow and EBITDAX (as defined below) are presented herein because of their wide acceptance as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. Discretionary cash flow and EBITDAX should not be considered as alternatives to net cash provided by operating activities, net income (loss) or income (loss) from continuing operations, as defined by generally accepted accounting principles. Discretionary cash flow and EBITDAX should also not be considered as indicators of the Company's financial performance, as alternatives to cash flow, as measures of liquidity or as being comparable to other similarly titled measures of other companies.

                                                        Three months ended
                                                             March 31,
                                                     -----------------------
                                                        2001         2000
                                                     ---------     ---------
Discretionary cash flows*:
   Net income                                        $  67,919     $  14,770
   Depletion, depreciation and amortization             52,161        51,908
   Exploration and abandonments                         22,883        13,075
   Deferred income taxes                                (4,800)       (1,500)
   Gain on disposition of assets, net                   (7,293)       (8,372)
   Interest related amortization                         2,998         3,149
   Derivative mark-to-market                             8,753        13,487
   Other noncash items                                   1,806         1,028
                                                      --------      --------
       Discretionary cash flow                       $ 144,427     $  87,545
                                                      ========      ========
-------------
*  Discretionary cash flows equal cash flows from operations before working capital changes and exploration and abandonments.

EBITDAX**:
   Net income                                        $  67,919     $  14,770
   Depletion, depreciation and amortization             52,161        51,908
   Exploration and abandonments                         22,883        13,075
   Consolidated interest expense                        35,616        39,755
   Consolidated income taxes                               400          (300)
   Gain on disposition of assets, net                   (7,293)       (8,372)
   Derivative mark-to-market                             8,753        13,487
   Other noncash expenses                                  867         1,038
                                                      --------      --------

                                                     $ 181,306     $ 125,361
                                                      ========      ========
-------------
**  "EBITDAX"   represents   earnings   before   depletion,   depreciation   and
    amortization expense; impairment of oil and gas properties;  exploration and abandonments; consolidated interest expense; consolidated income taxes; gain or  loss  on the  disposition  of assets;  extraordinary items;  and,  other noncash expenses.
